Exhibit 10.21

Summary of Nonemployee Director Compensation Program
IHS Inc.

Program Summary

Our nonemployee directors receive compensation for their board service. Cash compensation is comprised of an annual cash retainer of $60,000 (which may be converted into deferred stock units or deferred under our directors stock plan, as described in our Annual Report on Form 10-K under “Equity Compensation Plans—IHS Inc. 2004 Directors Stock Plan”) and a fee of $1,500 per board or committee meeting attended, plus reimbursement for all reasonably incurred expenses related to the meeting. Additionally, certain directors may earn annual retainers as follows:  a $20,000 Audit Committee chair retainer; a $20,000 Lead Independent Director retainer; a $10,000 committee chair retainer for committees other than our Audit Committee; and a $5,000 Audit Committee member retainer.

In addition, on each December 1 of each year of service, each nonemployee director shall receive an award consisting of restricted stock units whose underlying shares shall have, on the date of grant, a fair market value equal to $100,000. The annual equity award and cash retainer are conditioned upon the nonemployee director, having reached the end of his or her three-year term, being duly elected to continue as a Director at the annual meeting of stockholders of the Company immediately preceding such December 1 (or pursuant to a written consent of the stockholders of the Company in lieu thereof).

Each nonemployee director shall receive on the date he or she is elected to the Board for the first time a one-time award consisting of restricted stock units whose underlying shares will have, on the date of grant, a fair market value (as defined in the plan) equal to $100,000 (rounded to the nearest whole number of shares). All equity awards for nonemployee directors will be issued pursuant to the IHS Inc. 2004 Directors Stock Plan.

We provide liability insurance for each of our directors.

Amount
Non-Employee Director
Annual Retainer	$60,000
Per Meeting Fee	$1,500

Committee
Annual Retainer
Audit Committee Chairman	$20,000
Chairman other than Audit	$10,000
Audit Committee Member	$5,000
Per Meeting Fee
Chairman	$1,500
Member	$1,500

Lead Independent Director
Annual Retainer	$20,000

Equity
Newly Elected	$100,000
Annual (1)	$100,000

(1)          The revised annual equity grant for Fiscal Year 2006, pro-rated for the remainder of the fiscal year, resulted in an additional $25,000 of common stock being awarded to each non-employee director on July 6, 2006 (in lieu of equity, $25,000 cash compensation was awarded to Mr. Klein).